Exhibit 10.2

Notice of Grant of Stock Options and Option Agreement	Magma Design Automation, Inc.
(Executive Officers)	5460 Bayfront Plaza
Santa Clara, CA 95054-3600

Name	Option Number:
Address	Plan:	2001
ID:

Effective mm/dd/yyyy, you (the Optionee) have been granted a(n) [Incentive] [Nonstatutory] Stock Option to purchase xxx shares of Magma Design Automation, Inc. (the Company) stock at $xx.xx per share pursuant to the terms of the Magma Design Automation, Inc. 2001 Stock Incentive Plan (the Plan).

The total option price of the shares granted is $xx,xxx.xx

Shares in each period will become fully vested on the date shown.

Shares	Vest Type	Full Vest	Expiration
xxx	On Vest Date	mm/dd/yyyy	mm/dd/yyyy

x,xxx	Monthly	mm/dd/yyyy	mm/dd/yyyy

Notwithstanding the vesting schedule above, upon the occurrence of a Change of Control (as defined in the Plan), 25% of the remaining unvested options shall immediately vest. Further, in the event of your Involuntary Termination (as defined below) prior to the first anniversary of the Change of Control, 50% of the then remaining unvested options shall immediately vest, and provided that such acceleration would not result in the underlying options becoming subject to variable award accounting or in any other adverse accounting effects. “Involuntary Termination” shall mean any termination without Cause (as defined below) as well as any instance of “Constructive Termination.” “Constructive Termination” shall be deemed to occur when the only position available at the successor or surviving company entails (i) a relocation of more than 50 miles, (ii) a reduction in base pay, or (iii) a unilateral change by the successor or surviving company (or its parent) in your duties to non-executive level duties; provided, however, that your duties shall not be deemed non-executive if they involve duties as to the Magma division or subsidiary of the successor or surviving company (or its parent) that are comparable in scope to your duties at the Company immediately prior to the related Change of Control. For purposes of this section, “Cause” shall mean (i) continued failure to perform substantially your duties, which standard of duties shall be referenced to the standards set by the Company at the date of this Agreement (other than as a result of sickness, accident or similar cause beyond your reasonable control) after receipt of a written warning and your being given thirty (30) days to cure the failure; (ii) willful misconduct or gross negligence, which is demonstrably injurious to the Company or any of its subsidiaries, including without limitation willful or grossly negligent failure to perform your material duties as an officer or employee of the Company or any of its subsidiaries or a material breach of this Agreement, your employment agreement (if any) or your Proprietary Information and Inventions Agreement with the Company; (iii) conviction of or plea of nolo contendere to a felony; or (iv) commission of an act of fraud against, or the misappropriation of property belonging to, the Company or any affiliated company, employee, customer or supplier of the Company.

By your signature and the Company’s signature below, you and the Company agree that these options are granted under and governed by the terms and conditions of the Plan and the Option Agreement, all of which are attached and made a part of this document.

Magma Design Automation, Inc.	Date

Optionee	Date